As filed with the Securities and Exchange Commission on May 30, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASCADE MICROTECH, INC.

(Exact name of Registrant as specified in its charter)

Oregon	93-0856709
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9100 S.W. Gemini Drive

Beaverton, Oregon 97008

(Address of principal executive offices, including zip code)

CASCADE MICROTECH, INC. 2010 STOCK INCENTIVE PLAN

(Full title of the plan)

Michael D. Burger

Chief Executive Officer

Cascade Microtech, Inc.

9100 S.W. Gemini Drive

Beaverton, Oregon 97008

(503) 601-1000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Danielle Benderly

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, Oregon 97209-4128

(503) 727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share, available for issuance under the Cascade Microtech, Inc. 2010 Stock Incentive Plan:	500,000	$10.52(3)	$5,260,000	$677.49

(1)	Plus an indeterminate number of additional shares that may be issued as a result of an adjustment to the number of shares to be issued pursuant to the plan resulting from any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(3)	The proposed maximum offering price per share is based on the average of the high sales price ($10.74) and the low sales price ($10.30) for the Registrant’s Common Stock as reported by the Nasdaq Global Market on May 28, 2014.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 5, 2014, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on May 9, 2014;

(c) All the Registrant’s Current Reports on Form 8-K filed on March 10, 2014 and May 13, 2014;

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed on December 13, 2004, under Section 12 of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 60.394 of the Oregon Business Corporation Act (the “OBCA”) provides that unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Section 60.407 of the OBCA provides that unless limited by its articles of incorporation, an officer of the corporation is entitled to mandatory indemnification under Section 60.394 to the same extent as a director.

Section 60.391 of the OBCA authorizes a corporation to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (a) the conduct of the individual was in good faith; (b) the individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of (b) above. Furthermore, the termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described herein. Indemnification permitted under Section 60.391 of the OBCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Indemnification is not permitted under Section 60.391 (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Section 60.407 of the OBCA provides that unless limited by its articles of incorporation, the corporation may indemnify an officer of the corporation under ORS Section 60.391 to the same extent as to a director.

Our Third Amended and Restated Articles of Incorporation (“Articles”) provide that we shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any Proceeding (as defined below) against all expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding. The term “Proceeding” includes any threatened, pending, or completed action, suit, or proceeding, whether brought in the right of the corporation or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which a person may be or may have been involved as a party or otherwise by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or is or was serving at the request of the corporation as a director, officer, or fiduciary of an employee benefit plan of another corporation, partnership, joint venture, trust, or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under our Articles.

Our Articles also provide that expenses incurred by a director or officer in defending a Proceeding shall in all cases be paid by us in advance of the final disposition of such Proceeding at the written request of such person, if the person (i) furnishes us a written affirmation of the person’s good faith belief that such person has met the standard of conduct described in the OBCA or is entitled to be indemnified by us under any other indemnification rights granted by us to such person; and (ii) furnishes us a written undertaking to repay such advance to the extent it is ultimately determined by a court that such person is not entitled to be indemnified by us under our Articles or under any other indemnification rights granted by us to such person. Such advances shall be made without regard to the person’s ability to repay such advances and without regard to the person’s ultimate entitlement to indemnification under our Articles or otherwise.

In addition, Section 60.411 of the OBCA provides that a corporation (i) may purchase and maintain insurance on behalf of an individual against liability asserted against or incurred by the individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and (ii) may purchase and maintain the insurance even if the corporation has no power to indemnify the individual against the same liability under Section 60.391 or Section 60.394. We maintain insurance for the protection of our directors and officers against any liability asserted against such individuals in their official capacities.

The rights of indemnification described in our Articles (i) are not exclusive of any other rights to which those indemnified may be entitled under any statute, agreement, general or specific action of the board of directors, vote of shareholders or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding office, (ii) shall continue as to a person who has ceased to be a director or officer, (iii) shall inure to the benefit of the heirs, executors, and administrators of such person, and (iv) shall extend to all claims for indemnification or advancement of expenses made after the adoption of our Articles.

In addition to the indemnification provided for in our Articles, we have entered into, and intend to enter into in the future, indemnification agreements with each of our directors and certain of our officers pursuant to which we have agreed to indemnify each director or officer to the fullest extent permitted by law, subject to certain exceptions.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Cascade Microtech, Inc. 2010 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2014 Annual Meeting of Shareholders filed on April 7, 2014)

Item 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on May 30, 2014.

Cascade Microtech, Inc.

/s/ Michael D. Burger
By:	Michael D. Burger President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Michael D. Burger and Jeff A. Killian, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 30, 2014.

Signature	Title

/s/ Michael D. Burger Michael D. Burger	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jeff A. Killian Jeff A. Killian	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ William R. Spivey William R. Spivey	Chairman of the Board of Directors

/s/ John Y. Chen John Y. Chen	Director

/s/ J.D. Delafield J.D. Delafield	Director

/s/ Raymond A. Link Raymond A. Link	Director

/s/ Martin L. Rapp Martin L. Rapp	Director

/s/ Eric W. Strid Eric W. Strid	Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Cascade Microtech, Inc. 2010 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2014 Annual Meeting of Shareholders filed on April 7, 2014)